UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2014

Andatee China Marine Fuel Services Corporation

(Exact name of registrant as specified in its charter)

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Delaware	001-34608	80-0445030
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

24/F Xiwang Tower, No. 136, Zhongshan Road, Zhongshan District, Dalian, P.R. of China

(Address of Principal Executive Office) (Zip Code)

011 (8621) 5015 2581

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On November 7, 2014, the Board of Directors (the “Board”) of Andatee China Marine Fuel Services Corporation (the “Company”) appointed Patrick Wong as the Company’s Executive Vice President and Secretary. From 2004 to present, Mr. Wong served in multiple positions at WWC Professional Corporation (f/k/a “Samuel H. Wong & Co., LLP”) including Partner from December 2009 to present. From February 2012 to July 2013, Mr. Wong served as Vice President of Finance for Zoom Technologies, Inc. (NASDAQ: ZOOM); in July 2013, Mr. Wong was promoted to Corporate Secretary and Chief Financial Officer of Zoom Technologies, Inc. and was concurrently appointed to its Board of Directors in which he served until August 2014. Patrick has served clients across many industries and sectors including financial services, construction, manufacturing, high-tech, energy, governmental agencies, and non-profit organizations. He obtained a B.S. degree in Management Science from the University of California, San Diego. Mr. Wong is a member of the American Institute of Certified Public Accountants (AICPA) and Canadian Institute of Chartered Accountants (CICA).

In addition, the Board also approved Mr. Wong’s compensation of RMB 15,000 per month and 2,500 shares of the Company’s restricted common stock for each full calendar month of his service at the Company, and such additional benefits and compensation as the Board, in its sole discretion, may deem appropriate.

There is no arrangement or understanding between Mr. Wong and any other persons pursuant to which he was appointed as discussed above. Nor are there any family relationships between Mr. Wong and any executive officers and directors. Further, there are no transactions involving the Company and such persons which transaction would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

NA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Andatee China Marine Fuel Services Corporation

By:	/s/ Wang Hao
Wang Hao, Chief Executive Officer

Date: November 10, 2014